AGREEMENT

THIS AGREEMENT (this "Agreement") is entered into this 07th day of May 2009, by and between P2 Solar, Inc.(formerly Natco International Inc.), a Delaware corporation (**"P2"**), and Lassen Energy, Inc., a California corporation (**"Lassen"**); DBK Corporation, a Nevada corporation (**"DBK Corp"**); Darry Boyd, an individual and resident of California (**"Boyd"**) (DBK Corp. and Boyd are collectively referred to herein as (**"DBK"**) (collectively referred to as the "Parties").

RECITALS

A. WHEREAS, on November 21, 2008, P2 entered into a Share Transfer Agreement with Lassen for the transfer of shares of common stock, and a License Agreement with Lassen, DBK Corporation, and Darry Boyd, pursuant to which, Lassen, DBK Corporation, and Darry Boyd agreed to provide P2 with several licenses (the "Licenses");

B. WHEREAS, the consideration to be paid by P2 to Lassen for the Licenses Fee is US $1,000,000, of which an initial payment of US$200,000 was paid on January 07 2009, and an additional payment of US$30,000 was paid on April 20th 2009 for a total initial payment of US$230,000; and

C. WHEREAS the Parties would like to extend the due date for payment of the balance of the License Fee currently in the amount of US$770,000 under the Share Transfer Agreement and License Agreement to 90 days after receiving a report from Intertek verifying power output of minimum 1500 watts from the JIL Hybrid Solar Panel.

D. WHEREAS the Parties would like to reinstate the License agreement currently under suspension so it is not in a state of suspension.

E. WHEREAS the Parties may decide to mutually modify the License Agreement at some point in the future.

NOW THEREFORE, in consideration of the foregoing recitals and the following terms and conditions set forth below, the Parties hereto hereby agree as follows:

AGREEMENT

1. Extension. The Parties hereto agree to extend the due date for the balance of the License Fee currently in the amount of US$770,000 due under the Share Transfer Agreement and License Agreement to 90 days after receiving a report from Intertek verifying power output of minimum 1500 watts from the JIL Hybrid Solar Panel.

2. Other Terms Unaffected. Except as modified by the terms of this Extension Agreement, all remaining terms of the Share Transfer Agreement and the License Agreement shall remain in full force and effect.

3. Successors and Assigns. This Extension Agreement will be binding upon and inure to the benefit of the Parties, their successors and assigns.

4. Counterparts. This Extension Agreement may be executed in one or more counterparts, each of which shall be considered an original, and all of which shall be considered one and the same instrument.

5. Governing Law. This Extension Agreement shall be governed by and construed in accordance with the laws of Delaware and each party hereto agrees to submit to the non-exclusive jurisdiction of its courts as regards any claim, dispute or matter arising from or incidental to this Agreement.

IN WITNESS WHEREOF, the Parties, by their duly authorized representatives have executed and delivered this Extension Agreement on the date first above written.

NATCO INTERNATIONAL, INC.

By: ______________________
Name: Raj-Mohinder S. Gurm
Title: Chief Executive Officer

LASSEN ENERGY, INC.

By: ______________________
Name: Darry Boyd
Title: Chief Executive Officer

DBK CORPORATION

By: ______________________
Darry L Boyd, Chief Executive Officer

DARRY L BOYD

By: ______________________